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                                                                    EXHIBIT 99.1

CINCINNATI BELL INC. PRESS RELEASE

INVESTOR CONTACT:                                  MEDIA CONTACT:
Mike Hemsath                                       Thomas Osha
513.397.7788                                       513.397.7316
mike.hemsath@broadwing.com                         tom.osha@broadwing.com

         CINCINNATI BELL CHAIRMAN DANIEL J. MEYER STEPS DOWN, REMAINS ON
                               BOARD OF DIRECTORS
                       Phillip R. Cox Elected New Chairman

CINCINNATI -- June 4, 2003 -- Cincinnati Bell (NYSE:CBB - News), which recently undertook a major $2 billion financial restructuring, today announced that its Chairman, Daniel J. Meyer, will step down from his position as Chairman of the Board, effective June 15, 2003. Mr. Meyer will continue to serve on the Board of Directors, and Phillip R. Cox, a board member since 1993, was elected to the position of Chairman/Lead Director.

Meyer, a director since 1999, became Chairman last September during a pivotal time in the company's history. Along with Company executives, Meyer undertook a massive effort to attract new financing for the company, renegotiate the company's major credit facility, and enhance shareholder value. A sale of the firm's broadband unit is also pending.

"Now that the company has refocused on its core local operating business and we have entered into agreements regarding all of the major elements of the company's restructuring plan, I have decided to step down from the Chairman position to devote more time to my other business interests," Meyer said. "I am very proud of what we have accomplished through these turbulent times, and look forward to building on the foundation we have put in place."

Cox, (55), who serves as President and Chief Executive Officer of Cox Financial Corporation, praised Meyer for his hard work and dedication on behalf of the company.

"The board is extremely grateful to Dan for his leadership, integrity, and vision that has enabled Cincinnati Bell to survive a very difficult period in its long history, and we appreciate his many contributions to the company, its employees, and shareholders," Cox said.

Meyer, (67), is the retired Chairman and Chief Executive Officer of Milacron, Inc., a manufacturer of metalworking and plastics processing machinery and systems. He also serves as a director of AK Steel Holding Corporation and Hubbell Incorporated.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE:CBB - News) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and

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residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Broadwing's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Broadwing's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2001 Form 10-K for Broadwing Inc. and Broadwing Communications Inc.